January 24, 2018
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for Western Asset Adjustable Rate Income Fund (the "Fund"), a series of Legg Mason Partners Income Trust (File No. 811-04254) and, under the date of July 17, 2017, we reported on the financial statements of the Fund as of and for the fiscal period ended May 31, 2017. On August 14, 2017 we resigned at the request of the Fund. We have read the Fund's statements included under
Item 77K of their Form N-SAR dated January 24, 2018, and we agree with such statements, except that we are not in a position to agree or disagree with the Fund's statement that the change was approved by the Board of Trustees and we are not in a position to agree or disagree with the Fund's statements that PricewaterhouseCoopers LLP were not consulted regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Fund's financial statements.

Very truly yours,
/s/ KPMG LLP